                                                                     EXHIBIT 3.1

                          DATAWARE TECHNOLOGIES, INC.

                        CERTIFICATE OF DESIGNATIONS OF
                    8% SERIES C CONVERTIBLE PREFERRED STOCK

     (Pursuant to Section 151 of the General Corporation Law of the State of
                                   Delaware)


     Dataware Technologies, Inc., a Delaware corporation (the "Corporation"), hereby certifies in accordance with the provisions of Section 103 of the General Corporation Law of the State of Delaware (the "DGCL") that:

     (1) Pursuant to the Restated Certificate of Incorporation of the Corporation, on August 25, 2000, the Board adopted the following resolution providing for the creation of a series of the Corporation's preferred stock, $.01 par value, which series is designated as "8% Series C Convertible Preferred Stock:"

VOTED: That, pursuant to Article FOURTH of the Restated Certificate of Incorporation, a series of 8% Series C Convertible Preferred Stock of the Company, $.01 par value ("Series C Stock"), be and it hereby is created with the designations, powers, preferences and rights, and the qualifications, limitations and restrictions, as presented to this meeting; and that the proper officers of the Company are hereby authorized and directed to execute and file a Certificate of Designations with the Secretary of State of Delaware with respect to the Series C Stock.

     (2) That the certificate attached hereto as Exhibit A contains the designations, powers, preferences and rights, and the qualifications, limitations and restrictions, of the Series C Stock, as adopted pursuant to said resolution.

          IN WITNESS WHEREOF, Dataware Technologies, Inc. has caused this certificate to be signed as of August 31, 2000.


                                                  DATAWARE TECHNOLOGIES, INC.


                                                  By: /s/ Michael Gonnerman
                                                          Michael Gonnerman
                                                  Vice President, Treasurer, and
                                                  Chief Financial Officer

                                                                       EXHIBIT A

                           TERMS OF PREFERRED STOCK

          Section 1.  Designation, Amount and Par Value.  The series of
                      ---------------------------------
preferred stock shall be designated as its 8% Series C Convertible Preferred Stock (the "Preferred Stock"), which series shall consist of 350 (which shall
            ---------------
not be subject to increase without the consent of the holders of the Preferred Stock (each, a "Holder" and collectively, the "Holders")). Each share of
                ------                         -------
Preferred Stock shall have a par value of $.01 per share and a stated value equal to the sum of $10,000 plus all accrued and unpaid dividends, and amounts owed by the Corporation under the Purchase Agreement (as defined below) that are payable in kind, to the date of determination to the extent not previously paid in cash (the "Stated Value").
              ------------

          Section 2.  Dividends.
                      ---------

                 (a) Holders shall be entitled to receive, out of funds legally available therefor, and the Corporation shall pay, cumulative dividends at the rate per share (as a percentage of the Stated Value per share) of 8% per annum, payable on each Conversion Date (as defined herein) for such share, in cash or by accretion of the Stated Value. The decision whether to accrete dividends hereunder to the Stated Value or to pay for dividends in cash shall be at the discretion of the Corporation. The Corporation shall provide the Holders written notice of its intention to accrete dividends hereunder to the Stated Value or pay dividends in cash not less than ten days prior to each Conversion Date for so long as shares of Preferred Stock are outstanding (the Corporation may indicate in such notice that the election contained in such notice shall continue for later periods until revised). Failure to timely provide such written notice shall be deemed (if permitted hereunder) an election by the Corporation to accrete dividends hereunder to the Stated Value. Dividends on the Preferred Stock shall be calculated on the basis of a 360-day year, shall accrue daily commencing on the Original Issue Date (as defined in Section 6), and shall be deemed to accrue from such date whether or not earned or declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. Except as otherwise provided herein, if at any time the Corporation pays less than the total amount of dividends then accrued on account of the Preferred Stock, such payment shall be distributed ratably among the Holders based upon the number of shares of Preferred Stock held by each Holder. Any dividends to be paid in cash hereunder that are not paid within three Trading Days (as defined in Section 6) following a Conversion Date shall continue to accrue and shall entail a late fee, which must be paid in cash, at the rate of 18% per annum or the lesser rate permitted by applicable law (such fees to accrue daily, from the date such dividend is due hereunder through and including the date of payment).

                 (b) So long as any Preferred Stock shall remain outstanding, neither the Corporation nor any subsidiary thereof shall (i) other than pursuant to forfeiture/repurchase provisions of employee benefit plans or agreements with employees or consultants relating to shares of Common Stock issued in connection with the employment or consulting relationship, redeem, purchase or otherwise acquire directly or indirectly any Junior Securities (as defined in Section 6),
(ii) directly or indirectly pay or declare any dividend or make any distribution (other than a dividend or distribution described in Section 5 or dividends due and paid in the ordinary course on preferred stock of the Corporation at such times when the Corporation is in compliance with its payment and other obligations hereunder) upon, nor shall any distribution be made in respect of, any Junior Securities, nor shall any monies be set aside for or applied to the purchase or redemption (through a sinking fund or otherwise) of any Junior Securities or shares pari passu with the Preferred Stock, or (iii) consummate any "going private" or other similar transaction having the effect of causing the Corporation to no longer be publically reporting and trading.

          (c) In no circumstances may either the Corporation or any Holder require redemption of any shares of Preferred Stock held by such Holder without the other's consent

          Section 3.  Voting Rights.   Except as otherwise provided herein and
                      -------------
as otherwise required by law, the Preferred Stock shall have no voting rights. However, so long as any shares of Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of the Holders of a majority of the shares of the Preferred Stock then outstanding, (a) alter or change adversely the powers, preferences or rights given to the Preferred Stock or alter or amend this Certificate of Designation, (b) authorize or create any class of stock ranking as to dividends or distribution of assets upon a Liquidation (as defined in Section 4) senior to or otherwise pari passu with the Preferred Stock, (c) amend its certificate or articles of incorporation or other charter documents so as to affect adversely any rights of the Holders, (d) increase the authorized number of shares of Preferred Stock, or (e) enter into any agreement with respect to the foregoing.

          Section 4.  Liquidation.  Upon any liquidation, dissolution or
                      -----------
winding-up of the Corporation, whether voluntary or involuntary (a "Liquidation"), the Holders shall be entitled to receive out of the assets of
 -----------
the Corporation, whether such assets are capital or surplus, for each share of Preferred Stock an amount equal to the Stated Value per share before any distribution or payment shall be made to the holders of any Junior Securities, and if the assets of the Corporation shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the Holders shall be distributed among the Holders ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. A sale, conveyance or disposition of 50% or more of the assets of the Corporation or the effectuation by the Corporation of a transaction or series of related transactions in which more than 50% of the voting power of the Corporation is disposed of, or a consolidation or merger of the Corporation with or into any other company or companies into one or more companies not wholly-owned by the Corporation shall not be treated as a Liquidation, but instead shall be subject to the provisions of Section 5. The Corporation shall mail written notice of any such Liquidation, not less than 45 days prior to the payment date stated therein, to each record Holder.

          Section 5.  Conversion.
                      ----------

          (a)(i) Conversions at Option of Holder.  Each share of Preferred Stock
                 -------------------------------
shall be convertible into shares of Common Stock (subject to the limitations set forth in Section 5(a)(iii)) at the Conversion Ratio (as defined in Section 6), at the option of the Holder, at any time and from time to time from and after the Original Issue Date. Holders shall effect conversions by providing the Corporation and the Escrow Agent (as defined in Section 6), if any, with the form of conversion notice attached hereto as Exhibit A (a
                                                           ---------
"Conversion Notice").  Each Conversion Notice shall specify the number of shares
 -----------------
of Preferred Stock to be converted, the number of shares of Preferred Stock owned prior to and following such conversion, and the date on which such conversion is to be effected, which date may not be prior to the date the Holder delivers such Conversion Notice by facsimile (the "Conversion Date"). If no
                                                   ---------------
Conversion Date is specified in a Conversion Notice, the Conversion Date shall be the date that such Conversion Notice is deemed delivered hereunder. To effect a conversion of Preferred Stock, a Holder need not surrender the certificate(s) representing such Preferred Stock to the Corporation or the Escrow Agent unless all of the shares of Preferred Stock represented thereby are so converted, in which case, following such conversion the Holder will deliver such certificate to the Corporation. The number of shares of Preferred Stock owned by the Holder and the relevant Conversion Price as determined by the Holder and reflected in the Conversion Notice shall control absent manifest or computational error.

          (ii)  Automatic Conversion.  Subject to the provisions of this
                --------------------
paragraph and Section 5(a)(iii)(C), all outstanding shares of Preferred Stock for which Conversion Notices have not previously been received or for which redemption has not been made or required hereunder shall be automatically converted on the third anniversary of the Original Issue Date at the Conversion Ratio. The conversion contemplated by this paragraph shall not occur without the consent of the Holder at such time as (a) the Holder is not permitted to resell Underlying Shares pursuant to Rule 144(k) promulgated under the Securities Act, without volume restrictions, (b) there are not sufficient shares of Common Stock authorized and reserved for issuance upon such conversion; (c) the Corporation shall be in default of any material respect on its covenants and obligations hereunder or under the Purchase Agreement or Escrow Agreement (as defined in
Section 6); or (d) the Escrow Agent, if any, shall not have in its possession for the benefit of the Holder, the number of freely tradeable shares of Common Stock issuable upon such conversion. Notwithstanding the foregoing, the three-year period for automatic conversion under this Section shall be extended (on a day-for-day basis) for any Trading Days that a Holder is unable to resell Underlying Shares due to the Common Stock not being listed or quoted for trading on the Nasdaq National Market ("Nasdaq") or on the New York Stock Exchange,
                                ------
American Stock Exchange or Nasdaq SmallCap Market (each, a "Subsequent Market").
                                                            ------------------
The provisions of Sections 5(a)(iii)(A) and (B) shall not apply to any automatic conversion pursuant to this Section 5(a)(ii).

          (iii) Certain Conversion Restrictions.
                --------------------------------

          (A) A Holder may not convert shares of Preferred Stock or receive shares of Common Stock as payment of dividends hereunder to the extent such conversion or receipt of such dividend payment would result in the Holder, together with any affiliate thereof, beneficially owning (as determined in accordance with Section 13(d) of the Exchange Act (as defined in Section 6) and the rules promulgated thereunder) in excess of 4.999% of the then issued and outstanding shares of Common Stock, including shares issuable upon conversion of, and payment of dividends on, the shares of Preferred Stock held by such Holder after application of this Section. Since the Holder will not be obligated to report to the Corporation the number of shares of Common Stock it may hold at the time of a conversion hereunder, unless the conversion at issue would result in the issuance of shares of Common Stock in excess of 4.999% of the then outstanding shares of Common Stock without regard to any other shares which may be beneficially owned by the Holder or an affiliate thereof, the Holder shall have the authority and obligation to determine whether the restriction contained in this Section will limit any particular conversion hereunder and to the extent that the Holder determines that the limitation contained in this Section applies, the determination of which portion of the shares of Preferred Stock are convertible shall be the responsibility and obligation of the Holder. If the Holder has delivered a Conversion Notice for shares of Preferred Stock that, without regard to any other shares that the Holder or its affiliates may beneficially own, would result in the issuance in excess of the permitted amount hereunder, the Corporation shall notify the Holder of this fact and shall honor the conversion for the maximum number of shares of Preferred Stock permitted to be converted on such Conversion Date in accordance with the periods described in Section 5(b) and, at the option of the Holder, either retain shares of Preferred Stock tendered for conversion in excess of the permitted amount hereunder for future conversions or return such excess shares of Preferred Stock permitted to the Holder. The provisions of this Section may be waived by a Holder (but only as to itself and not to any other Holder) upon not less than 61 days prior notice to the Corporation. Other Holders shall be unaffected by any such waiver.

          (B) A Holder may not convert shares of Preferred Stock or receive shares of Common Stock as payment of dividends hereunder to the extent such conversion or receipt of such dividend payment would result in the Holder, together with any affiliate thereof, beneficially owning (as determined in accordance with Section 13(d) of the Exchange Act and the rules promulgated thereunder) in excess of 9.999% of the then issued and outstanding shares of Common Stock, including shares issuable upon conversion of, and payment of dividends on, the shares of Preferred Stock held by such Holder after application of this Section. Since the Holder will not be obligated to report to the Corporation the number of shares of Common Stock it may hold at the time of a conversion hereunder, unless the conversion at issue would result in the issuance of shares of Common Stock in excess of 9.999% of the then outstanding shares of Common Stock without regard to any other shares which may be beneficially owned by the Holder or an affiliate thereof, the Holder shall have the authority and obligation to determine whether the restriction contained in this Section will limit any particular conversion hereunder and to the extent that the Holder determines that the limitation contained in this Section applies, the determination of which portion of the shares of Preferred Stock are convertible shall be the responsibility and obligation of the Holder. If the Holder has delivered a Conversion Notice for shares of Preferred Stock that, without regard to any other shares that the Holder or its affiliates may beneficially own, would result in the issuance in excess of the permitted amount hereunder, the Corporation shall notify the Holder of this fact and shall honor the conversion for the maximum number of shares of Preferred Stock permitted to be converted on such Conversion Date in accordance with the periods described in Section 5(b) and, at the option of the Holder, either retain shares of Preferred Stock tendered for conversion in excess of the permitted amount hereunder for future conversions or return such excess shares of Preferred Stock permitted to the Holder. The provisions of this Section may be waived by a Holder (but only as to itself and not to any other Holder) upon not less than 61 days prior notice to the Corporation. Other Holders shall be unaffected by any such waiver.

          (C) Notwithstanding any other provision of this Certificate of Designation, if the Common Stock is then listed for trading on the Nasdaq National Market or the Nasdaq SmallCap Market and the Corporation has not obtained the Shareholder Approval (as defined below), then the Corporation may not issue in excess of 2,142,395 shares of Common Stock (which equals 19.999% of the number of shares of Common Stock outstanding on the Trading Day immediately preceding the Original Closing Date) (subject to equitable adjustments from time to time for stock splits, stock dividends, combinations, recapitalizations, and similar events affecting the Common Stock after the date of filing this Certificate of Designation) upon conversions of Preferred Stock at a price per share that is less than the Closing Price (as defined in Section 6) on the Trading Day immediately preceding the Original Issue Date (such number of shares, the "Issuable Maximum"). Each Holder shall be entitled to a portion of
             ----------------
the Issuable Maximum equal to the quotient obtained by dividing (x) the number of shares of Preferred Stock issued and sold to such Holder on the Original Issue Date by (y) the number of shares of Preferred Stock issued and sold by the Corporation on the Original Issue Date. If any Holder shall no longer hold shares of Preferred Stock, then such Holder's remaining portion of the Issuable Maximum shall be allocated pro-rata among the remaining Holders. If on any Conversion Date (A) the shares of Common Stock are listed for trading on the Nasdaq National Market or Nasdaq SmallCap Market, (B) the Conversion Price then in effect is such that the aggregate number of shares of Common Stock that would then be issuable upon conversion in full of all then outstanding shares of Preferred Stock, together with any shares of Common Stock previously issued upon conversion of shares of Preferred Stock would exceed the Issuable Maximum, and (C) the Corporation shall not have previously obtained the vote of shareholders (the "Shareholder Approval"), if any, as may be required by the
                   --------------------
applicable rules and regulations of the Nasdaq Stock Market (or any successor entity) applicable to approve the issuance of shares of Common Stock in excess of the Issuable Maximum pursuant to the terms hereof, then the Corporation shall issue to the Holder requesting a conversion a number of shares of Common Stock equal to such Holder's pro-rata portion (which shall be calculated pursuant to the terms hereof) of the Issuable Maximum and, with respect to the remainder of the aggregate Stated Value of the shares of Preferred Stock then held by such Holder for which a conversion in accordance with the Conversion Price would result in an issuance of shares of Common Stock in excess of such Holder's pro-rata portion (which shall be calculated pursuant to the terms hereof) of the Issuable Maximum, the Corporation shall have the option to either: (1) obtain the Shareholder Approval applicable to such issuance as soon as is possible, but in any event not later than the 60th day after such request, or (2) within ten Trading Days cause the Common Stock to be delisted from the Nasdaq Stock Market and quoted for trading on the OTC Bulletin Board, in which case, the downward
adjustment to the Conversion Price set forth in Section 5(c) shall apply.   If
the Corporation shall have elected, but failed by the 60th day after the Conversion Date on which the provisions of this Section first apply (including as may be indicated in writing by the Holder in writing to the Corporation) for any reason, to obtain the Shareholder Approval pursuant to the immediately preceding sentence, then within ten Trading Days of such 60th day the Corporation shall cause the Common Stock to be delisted from the Nasdaq Stock Market and quoted for trading on the OTC Bulletin Board, in which case, the downward adjustment to the Conversion Price set forth in Section 5(c) shall apply. Shares of Common Stock issued to and then held by the Holder as a result of conversions of Preferred Stock shall not be entitled to cast votes on any resolution to obtain Shareholder Approval pursuant hereto.

          (b) Upon each delivery of a Conversion Notice, (A) the Escrow Agent, if any, is hereby authorized and directed to deliver to the Holder from the shares of Common Stock then held by it pursuant to the Escrow Agreement for deliveries of Underlying Shares to the converting Holder a certificate or certificates representing the number of shares of Common Stock issuable upon the conversion of shares of Preferred Stock (if there is no Escrow Agent for such purpose or for any reason there are insufficient shares of Common Stock deposited with the Escrow Agent for delivery to the Holder upon conversion hereunder, the Corporation will deliver to the Holder within three Trading Days the shares of Common Stock issuable upon the conversion of Preferred Stock), and
(B) the Corporation shall deliver within Three Trading Days of the Conversion Date a bank check in the amount of accrued and unpaid dividends (if the Corporation has timely elected to pay accrued dividends in cash). The Corporation shall, upon request of the Holder, if available, use its best efforts to deliver any certificate or certificates required to be delivered by the Corporation under this Section electronically through the Depository Trust Corporation or another established clearing corporation performing similar functions. If in the case of any Conversion Notice such certificate or certificates are not delivered to or as directed by the applicable Holder by the third Trading Day after the Conversion Date, the Holder shall be entitled to elect by written notice to the Corporation and the Escrow Agent at any time on or before its receipt of such certificate or certificates thereafter, to rescind such conversion.

          (c)(i) The conversion price for each share of Preferred Stock in effect on any Conversion Date (the "Conversion Price") shall be the lesser of
                                    ----------------
(i) $4.69518 (the "Fixed Conversion Price") and (ii) 95% of the average of the
                ----------------------
three lowest Per Share Market Values during the thirty consecutive Trading Days immediately preceding the applicable Conversion Date (which such Per Share Market Values shall be subject to equitable adjustment for stock splits, stock dividends, combinations, recapitalizations, and similar events affecting the Common Stock during such thirty Trading Day period), provided, that such thirty
                                                     --------
Trading Day period shall be extended for the number of Trading Days during such period in which trading in the Common Stock is suspended by the NASDAQ or a Subsequent Market on which the Common Stock is then listed. Notwithstanding the foregoing, upon the occurrence of each Material Event (as defined in Purchase Agreement, the Fixed Conversion Price shall be automatically be adjusted downward by 10% of its then current price and the discount reflected in the Conversion Price determined under clause (ii) of this Section 5(c)(i) shall be lowered 10 percentage points from its then current discount (for example, to 85% for the first such occurrence, and 75% for the second such occurrence).

                   (ii) If the Corporation, at any time while any shares of Preferred Stock are outstanding, shall (a) pay a stock dividend or otherwise make a distribution or distributions on shares of its Junior Securities or pari passu securities payable in shares of Common Stock, (b) subdivide outstanding shares of Common Stock into a larger number of shares, (c) combine (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (d) issue by reclassification and exchange of the Common Stock any shares of capital stock of the Corporation, then the Fixed Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding before such event and of which the denominator shall be the number of shares of Common Stock outstanding after such event. Any adjustment made pursuant to this Section 5(c)(ii) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

          (iii) If the Corporation, at any time while any shares of Preferred Stock are outstanding, shall issue rights, warrants or options to all holders of Common Stock (and not to Holders) entitling them to subscribe for or purchase shares of Common Stock at a price per share less than the Per Share Market Value at the record date mentioned below, then the Fixed Conversion Price shall be multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to the issuance of such rights, warrants or options, plus the number of shares of Common Stock which the aggregate offering price of the total number of shares so offered would purchase at such Per Share Market Value, and the denominator of which shall be the sum of the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of shares of Common Stock offered for subscription or purchase. Such adjustment shall be made whenever such rights or warrants are issued, and shall become effective immediately after the record date for the determination of stockholders entitled to receive such rights or warrants. However, upon the expiration of any right, warrant or option to purchase shares of Common Stock the issuance of which resulted in an adjustment in the Fixed Conversion Price pursuant to this Section 5(c)(iii), if any such right, warrant or option shall expire and shall not have been exercised, the Fixed Conversion Price shall immediately upon such expiration shall be recomputed and effective immediately upon such expiration shall be increased to the price which it would have been (but reflecting any other adjustments in the Fixed Conversion Price made pursuant to the provisions of this Section 5 upon the issuance of other rights or warrants) had the adjustment of the Fixed Conversion Price made upon the issuance of such rights, warrants, or options been made on the basis of offering for subscription or purchase only that number of shares of Common Stock actually purchased upon the exercise of such rights, warrants or options actually exercised.

          (iv) If the Corporation or any subsidiary thereof, as applicable with respect to Common Stock Equivalents (as defined below), at any time while any shares of Preferred Stock are outstanding, shall issue shares of Common Stock or rights, warrants (including those issued under the Purchase Agreement), options or other securities or debt that is convertible into or exchangeable for shares of Common Stock ("Common Stock Equivalents") entitling any Person to acquire
                  ------------------------
shares of Common Stock, at a price per share less than the Conversion Price (if the holder of the Common Stock or Common Stock Equivalent so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights issued in connection with such issuance, be entitled to receive shares of Common Stock at a price less than the Conversion Price, such issuance shall be deemed to have occurred for less than the Conversion Price), then, at the option of the Holder, the Conversion Price shall be replaced with the conversion, exchange or purchase price for such Common Stock or Common Stock Equivalents (including any reset provisions thereof) for all subsequent conversions of Preferred Stock or such conversions as shall be indicated by the Holder on its Conversion Notice. Such adjustment shall be made whenever such Common Stock or Common Stock Equivalents are issued. The Corporation shall notify the Holder and the Escrow Agent in writing, no later than the Trading Day following the issuance of any Common Stock or Common Stock Equivalent subject to this section, indicating therein the applicable issuance price, reset price, exchange price, conversion price and other pricing terms.

          (v) If the Corporation, at any time while shares of Preferred Stock are outstanding, shall distribute to all holders of Common Stock (and not to Holders) evidences of its indebtedness or assets or rights or warrants to subscribe for or purchase any security (excluding those referred to in Sections 5(c)(ii)-(iv) above), then in each such case the Fixed Conversion Price at which each share of Preferred Stock shall thereafter be convertible shall be determined by multiplying the Fixed Conversion Price in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution by a fraction of which the denominator shall be the Per Share Market Value determined as of the record date mentioned above, and of which the numerator shall be such Per Share Market Value on such record date less the then fair market value at such record date of the portion of such assets or evidence of indebtedness so distributed applicable to one outstanding share of Common Stock as determined by the Board of Directors in good faith. In either case the adjustments shall be described in a statement provided to the Holders of the portion of assets or evidences of indebtedness so distributed or such subscription rights applicable to one share of Common Stock. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above.

          (vi) All calculations under this Section 5 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation, and the disposition of any such shares shall be considered an issue or sale of Common Stock.

          (vii) Whenever the Fixed Conversion Price or the Conversion Price is adjusted pursuant to Section 5(c)(ii),(iii), (iv) or (v) the Corporation shall promptly mail to each Holder, a notice setting forth the Fixed Conversion Price or the Conversion Price (as applicable) after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

          (viii) In case of any reclassification of the Common Stock or exchange pursuant to which all Common Stock is exchanged for securities, cash or other property, the Holders shall have the right thereafter to convert shares of Preferred Stock only into the shares of stock and other securities, cash and property receivable upon or deemed to be held by holders of Common Stock following such reclassification or share exchange, and the Holders of the Preferred Stock shall be entitled upon such event to receive such amount of securities, cash or property as a holder of the number of shares of Common Stock of the Corporation into which such shares of Preferred Stock could have been converted immediately prior to such reclassification or share exchange would have been entitled. This provision shall similarly apply to successive reclassifications or share exchanges.

          (ix) In case of any (1) merger or consolidation of the Corporation (other than a merger or consolidation in which the shareholders of the Corporation immediately preceding the closing of such merger or consolidation own immediately following such closing in excess of 66 2/3% of the surviving entity's voting securities, provided that the surviving entity is a publically traded entity that files reports under the Exchange Act and that neither the conversion rights of the Holders nor the Holders' right to resell Underlying Shares are restricted or impaired in any way as a result of such merger or consolidation), or (2) sale by the Corporation of more than one-half of the assets of the Corporation (on an as valued basis) in one or a series of related transactions; a Holder shall have the right thereafter to (A) convert its shares of Preferred Stock into the shares of stock and other securities, cash and property receivable upon or deemed to be held by holders of Common Stock following such merger, consolidation or sale, and such Holder shall be entitled upon such event or series of related events to receive 150% of the amount of securities, cash and property as the shares of Common Stock into which such shares of Preferred Stock could have been converted immediately prior to such merger, consolidation or sales would have been entitled or (B) in the case of a merger or consolidation, (x) require the surviving entity to issue shares of convertible preferred stock with such aggregate stated value equal to the Stated Value of the shares of Preferred Stock then held by such Holder, plus all accrued and unpaid dividends and other amounts owing thereon, which newly issued shares of preferred stock shall have terms identical (including with respect to conversion) to the terms of the Preferred Stock and shall be entitled to all of the rights and privileges of a Holder set forth herein and the agreements pursuant to which the Preferred Stock was issued (including, without limitation, as such rights relate to the acquisition, transferability, registration and listing of such shares of stock other securities issuable upon conversion thereof), and (y) simultaneously with the issuance of such convertible preferred stock, shall have the right to convert such instrument only into shares of stock and other securities, cash and property receivable upon or deemed to be held by holders of Common Stock following such merger, consolidation or sale. In the case of clause (B), the conversion price applicable for the newly issued shares of convertible preferred stock shall be based upon the amount of securities, cash and property that each share of Common Stock would receive in such transaction, the Conversion Ratio immediately prior to the effectiveness or closing date for such transaction and the Conversion Price stated herein. The terms of any such merger, sale or consolidation shall include such terms so as continue to give the Holders the rights set forth herein. This provision shall similarly apply to successive such events.

          (x) If (a) the Corporation shall declare a dividend (or any other distribution) on the Common Stock, (b) the Corporation shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (c) the Corporation shall authorize the granting to all holders of Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (d) the approval of any stockholders of the Corporation shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Corporation is a party, any sale or transfer of all or substantially all of the assets of the Corporation, or any compulsory share of exchange whereby the Common Stock is converted into other securities, cash or property, or (e) the Corporation shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation; then the Corporation shall notify the Holders at their last addresses as they shall appear upon the stock books of the Corporation, at least 20 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange. Holders are entitled to convert shares of Preferred Stock during the 20-day period commencing the date of such notice to the effective date of the event triggering such notice.

          (d) The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock solely for the purpose of issuance upon conversion of Preferred Stock, each as herein provided, free from preemptive rights or any other actual contingent purchase rights of persons other than the Holders, not less than such number of shares of Common Stock as shall be issuable (taking into account the provisions of Section 5(a) and Section 5(c)) upon the conversion of all outstanding shares of Preferred Stock. The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly and validly authorized, issued and fully paid and nonassessable.

          (e) Upon a conversion hereunder the Corporation shall not be required to issue stock certificates representing fractions of shares of Common Stock, but may if otherwise permitted, make a cash payment in respect of any final fraction of a share based on the Per Share Market Value at such time. If any fraction of an Underlying Share would, except for the provisions of this Section, be issuable upon a conversion hereunder, the Corporation shall pay an amount in cash equal to the Conversion Ratio multiplied by such fraction.

          (f) The issuance of certificates for Common Stock on conversion of Preferred Stock shall be made without charge to the Holders thereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder of such shares of Preferred Stock so converted.

          (g) Shares of Preferred Stock converted into Common Stock shall be canceled and may not be reissued.

          (h) Any and all notices or other communications or deliveries to be provided by the Holders of the Preferred Stock hereunder, including, without limitation, any Conversion Notice, shall be in writing and delivered personally, by facsimile or sent by a nationally recognized overnight courier service, addressed to the attention of the Chief Financial Officer of the Corporation addressed to One Canal Park Cambridge, MA 02141 Facsimile No.: (617) 577- 2893, attention Chief Financial Officer, or to such other address or facsimile number as shall be specified in writing by the Corporation for such purpose. Any and all notices or other communications or deliveries to be provided to the Holder or the Escrow Agent shall be in writing and delivered personally, by facsimile or sent by a nationally recognized overnight courier service, addressed (A) to each Holder at the facsimile telephone number or address of such Holder appearing on the books of the Corporation, or if no such facsimile telephone number or address appears, at the principal place of business of the Holder and (B) to the Escrow Agent as directed in writing by the Escrow Agent. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section prior to 6:30 p.m. (New York City time) (with confirmation of transmission), (ii) the date after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section later than 6:30 p.m. (New York City time) on any date and earlier than 11:59 p.m. (New York City time) on such date (with confirmation of transmission), (iii) upon receipt, if sent by a nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

          Section 6.  Definitions.  For the purposes hereof, the following terms
                      -----------
shall have the following meanings:

          "Closing Price" means on any particular date (a) the closing sales
           -------------
price per share of Common Stock as of 4:00 PM (New York time)on such date on the Nasdaq or on such Subsequent Market on which the shares of Common Stock are then listed or quoted, or if there is no such price on such date, then the closing sales price on the Nasdaq or on such Subsequent Market on the date nearest preceding such date, or (b) if the shares of Common Stock are not then listed or quoted on the Nasdaq or a Subsequent Market, the closing sales price for a share of Common Stock in the over-the-counter market, as reported by the National Quotation Bureau Incorporated or similar organization or agency succeeding to its functions of reporting prices) at the close of business on such date, or (c) if the shares of Common Stock are not then reported by the National Quotation Bureau Incorporated (or similar organization or agency succeeding to its functions of reporting prices), then the average of the "Pink Sheet" quotes for the relevant conversion period, as determined in good faith by the Holder, or
(d) if the Common Stock are not then publicly traded the fair market value of a share of Common Stock as determined by an Appraiser selected in good faith by the Holders of a majority of the shares of the Preferred Stock.

          "Commission" means the Securities and Exchange Commission.
           ----------

          "Common Stock" means the Corporation's common stock,  par value $.01
           ------------
per share, and stock of any other class into which such shares may hereafter have been reclassified or changed.

          "Conversion Ratio" means, at any time, a fraction, the  numerator of
           ----------------
which is Stated Value and the denominator of which is the Conversion Price at such time.

          "Escrow Agent" means the Escrow Agent, if any, under the Escrow
           ------------
Agreement.

          "Escrow Agreement" means the Escrow Agreement, dated the date of the
           ----------------
Purchase Agreement, among the Corporation, the original Holders and the Escrow Agent, in the form attached to the Purchase Agreement, as amended, modified or supplemented from to time in accordance with its terms.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended.
           ------------

          "Junior Securities" means the Common Stock and all other equity or
           -----------------
equity equivalent securities of the Corporation other than those securities that are outstanding on the Original Issue Date and which are explicitly senior in rights or liquidation preference to the Preferred Stock.

          "Original Issue Date" shall mean the date of the first issuance of any
           -------------------
shares of the Preferred Stock regardless of the number of transfers of any particular shares of Preferred Stock and regardless of the number of certificates which may be issued to evidence such Preferred Stock.

          "Per Share Market Value" means on any particular date (a) the closing
           ----------------------
bid price per share of Common Stock as of 4:00 PM (New York time) on such date on the Nasdaq or on such Subsequent Market on which the shares of Common Stock are then listed or quoted, or if there is no such price on such date, then the closing bid price on the Nasdaq or on such Subsequent Market on the date nearest preceding such date, or (b) if the shares of Common Stock are not then listed or quoted on the Nasdaq or a Subsequent Market, the closing bid price for a share of Common Stock in the over-the-counter market, as reported by the National Quotation Bureau Incorporated or similar organization or agency succeeding to its functions of reporting prices) at the close of business on such date, or (c) if the shares of Common Stock are not then reported by the National Quotation Bureau Incorporated (or similar organization or agency succeeding to its functions of reporting prices), then the average of the "Pink Sheet" quotes for the relevant conversion period, as determined in good faith by the Holder, or
(d) if the Common Stock are not then publicly traded the fair market value of a share of Common Stock as determined by an Appraiser selected in good faith by the Holders of a majority of the shares of the Preferred Stock.

          "Person" means a corporation, an association, a partnership, an
           ------
organization, a business, an individual, a government or political subdivision thereof or a governmental agency.

          "Purchase Agreement" means the Convertible Preferred Stock Purchase
           ------------------
Agreement, dated as of the Original Issue Date, to which the Corporation and the original Holders are parties, as amended, modified or supplemented from time to time in accordance with its terms.

          "Securities Act" means the Securities Act of 1933, as amended.
           --------------

          "Trading Day" means (a) a day on which the shares of Common Stock are
           -----------
traded on the Nasdaq or on such Subsequent Market on which the shares of Common Stock are then listed or quoted, or (b) if the shares of Common Stock are not listed on the Nasdaq or a Subsequent Market, a day on which the shares of Common Stock are traded in the over-the-counter market, as reported by the OTC Bulletin Board, or (c) if the shares of Common Stock are not quoted on the OTC Bulletin Board, a day on which the shares of Common Stock are quoted in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding its functions of reporting prices); provided, that in the event that the shares of Common Stock are not listed or
--------
quoted as set forth
in (a), (b) and (c) hereof, then Trading Day shall mean any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of New York are authorized or required by law or other government action to close.

          "Transaction Documents" shall have the meaning set forth in the
           ---------------------
Purchase Agreement.

          "Underlying Shares" means, collectively, the shares of Common Stock
           -----------------
into which the shares of Preferred Stock are convertible in accordance with the terms hereof.

EXHIBIT A

                             NOTICE OF CONVERSION

The undersigned hereby elects to convert the shares of 8% Series C Convertible Preferred Stock of Dataware Technologies, Inc. (the "Corporation") indicated
                                                     -----------
below, into shares of the Corporation's common stock, par value $.01 per share (the "Common Stock"), according to the conditions hereof, as of the date written
      ------------
below. If shares are to be issued in the name of a person other than undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Corporation in accordance therewith. No fee will be charged to the Holder for any conversion, except for such transfer taxes, if any.

Conversion calculations:     ___________________________________________________
                             Date to Effect Conversion


                             ___________________________________________________
                             Shares of Preferred Stock owned prior to Conversion


                             ___________________________________________________
                             Number of shares of Preferred Stock to be Converted


                             ___________________________________________________
                             Stated Value of shares of Preferred Stock to be Converted


                             ___________________________________________________
                             Number of shares of Common Stock to be Issued


                             ___________________________________________________
                             Applicable Conversion Price


                             ___________________________________________________
                             Shares of Preferred Stock owned subsequent to Conversion


                             ___________________________________________________
                             Signature


                             ___________________________________________________
                             Name


                             ___________________________________________________
                             Address